Exhibit 99.1

ACADIA REALTY TRUST REPORTS FOURTH QUARTER AND FULL YEAR 2015 OPERATING RESULTS

RYE, NY (February 9, 2016) - Acadia Realty Trust (NYSE:AKR) (“Acadia” or the “Company”) today reported operating results for the quarter and year ended December 31, 2015. All per share amounts, below, are on a fully-diluted basis.

Acadia operates dual platforms, comprised of a high-quality core real estate portfolio (“Core Portfolio”), which owns and operates meaningful concentrations of assets in the nation’s most dynamic urban and street-retail corridors, and a series of discretionary, institutional funds (“Funds”) that target opportunistic and value-add investments.

Highlights

•
Earnings: Achieved high-end of earnings guidance with funds from operations (“FFO”) per share of $0.35 for the fourth quarter and full year of $1.53 ($1.56 before acquisition related costs); generated earnings per share (“EPS”) of $0.13 for the fourth quarter and $0.94 for the full year

•
Core Portfolio Operating Results: Excluding redevelopments, generated same-property net operating income (“NOI”) growth over 2014 of 4.9% for the fourth quarter and 4.0% for the full year; achieved a leased rate of 96.9% as of year end

•
Core Portfolio Acquisitions: During 2015 and year-to-date 2016, acquired $294.7 million, including $237.4 million of property - of which, 90% was urban retail - and the acquisition of interests in two of the Company-managed Funds representing $57.3 million of gross property value

•	Fund Dispositions: During 2015 and year-to-date 2016, completed $435.1 million of dispositions; of this amount, $295.3 million was sold by Fund III, generating a blended 39.1% IRR and 2.60x multiple

•
Fund III Promote: During first quarter 2016, generated approximately $4.0 million (approximately $0.05 per share) of net promote income for the Company from the recapitalization of Fund III’s Cortlandt Town Center

•	Fund Acquisitions: During 2015 and year-to-date 2016, Fund IV completed $173.9 million of acquisitions - including a preferred equity investment in Chicago’s West Loop, completed in February 2016

•
Balance Sheet: Maintained conservative leverage levels by matchfunding acquisitions; sourced $96.9 million of net proceeds during 2015 and year-to-date 2016 through the issuance of Common Shares and OP Units

•
Dividends: During January 2016, paid a special cash dividend of $0.25 per share, which was sourced from profitable Fund asset sales; in addition increased the regular quarterly dividend 4.2% to $0.25 for the fourth quarter

“We are pleased with our solid 2015 operating results, which reflect the high quality of our core real estate portfolio,” stated Kenneth F. Bernstein, President and CEO of Acadia Realty Trust. “In addition, we continued to supplement this organic growth with approximately $900 million of accretive transactional activity, which included both acquisitions and very profitable fund dispositions. Taken together with our consistently-healthy, low-leveraged balance sheet, it is clear that our company has a solid foundation on which to continue to deliver attractive investment returns for all of our stakeholders.”

Financial Results

FFO for the quarter ended December 31, 2015 was $25.4 million, or $0.35 per share. This compares to FFO for the quarter ended December 31, 2014 of $20.2 million, or $0.30 per share, which was net of $1.6 million, or $0.02 per share, of acquisition costs.

FFO for the year ended December 31, 2015 was $111.6 million, or $1.53 per share, which included $9.4 million, or $0.13 per share, of gain from the sale of air rights at Fund II’s City Point development project and was net of $2.2 million, or $0.03 per share, of acquisition costs. FFO of $1.56 before acquisition costs is at the upper end of the Company’s recently increased guidance range. FFO for the year ended December 31, 2014 was $78.9 million, or $1.26 per share, net of $5.2 million, or $0.09 per share, of acquisition costs.

Net income for the quarter ended December 31, 2015 was $8.9 million, or $0.13 per share. Net income for the quarter ended December 31, 2014 was $9.4 million, or $0.15 per share.

Net income for the year ended December 31, 2015 was $65.7 million, or $0.94 per share, which, in addition to City Point, included $11.1 million, or $0.16 per share, of gain from four Fund property dispositions. Net income for the year ended December 31, 2014 was $71.1 million, or $1.18 per share, including $33.4 million, or $0.56 per share, of gain from Core and Fund dispositions.

Please refer to the tables and notes accompanying this press release for further details on operating results and additional disclosures related to FFO and net income.

Core Portfolio

•	Differentiated Core Portfolio Continues To Deliver Solid Operating Results

•	Completed $294.7 Million Of Acquisitions; Focused Real Estate Purchases On Urban Retail

Core Operating Results

Excluding redevelopment activities, same-property NOI in the Core Portfolio increased 4.9% for the quarter ended December 31, 2015, compared to 2014. For the full year 2015, same-property NOI increased 4.0%.

The Core Portfolio was 96.5% occupied and 96.9% leased as of December 31, 2015, compared to 96.7% occupied and 97.1% leased as of September 30, 2015. The leased rate includes space that is leased but not yet occupied.

During the quarter, no significant new leases were executed in the Core Portfolio. Based on 10 executed renewal leases, aggregating 49,000 square feet, the Company generated a 27.7% increase in average rents on a GAAP basis and a 16.5% increase in average rents on a cash basis.

Core Acquisitions

During 2015 and year-to-date 2016, the Company completed $294.7 million of Core Portfolio acquisitions, including $237.4 million of core real estate purchases and the acquisition of interests in two of the Company-managed Funds representing $57.3 million of gross property value. This compares to the Company’s 2015 Core Portfolio acquisition guidance of $250 to $350 million.

During fourth quarter 2015 and year-to-date 2016, the Company completed $96.1 million of Core Portfolio transactions, as follows:

Gotham Plaza, 149-169 E 125th St, Harlem, New York, NY. In January 2016, the Company acquired a 49% interest in Gotham Plaza from Blumenfeld Development Group, Ltd. for $38.8 million in an off-market transaction. Gotham Plaza is a 122,900-square foot urban property located between Lexington Ave and 3rd Ave on Harlem’s 125th St retail corridor. This already-strong shopping, arts, and entertainment destination is experiencing a retail transformation, driven by a surge of new development, a growing residential base, and increasing incomes. This three-level, mixed-use property is currently 98% occupied and contains street-level retail shops - including Bank of America, The Children’s Place, and Payless ShoeSource - in addition to two stories of office space and underground parking. Acadia funded its investment using a combination of operating partnership units (“OP units”) and the assumption of $10.5 million of pro-rata share of non-recourse debt secured by the property.

Purchase of Fund Interests. During and subsequent to fourth quarter 2015, the Company provided liquidity to two of its existing Fund investors - one each in Fund II and Fund III - by acquiring their interests in those Company-managed Funds. The combined purchase price for the equity interests was $25.7 million; including leverage, the purchase price represents approximately $57.3 million of gross property value. As a result of these transactions, the Company’s interest in Fund II - whose investments include City Point in Brooklyn, NY and Albertsons supermarkets - has increased from 20.0% to 28.3%, and the Company’s interest in Fund III - a fund that is actively selling assets, whose investments include Cortlandt Town Center in Westchester County, NY (subsequently sold in January 2016 - see below) and 640 Broadway in Noho, New York, NY - has increased from 19.9% to 24.5%.

Fund Platform

•	Disposition Plans Remain On Track, With $435.1 Million Of Assets Sold - Across Multiple Funds - During 2015 And Year-To-Date 2016

•	Seeing Attractive Opportunities To Add New Investments At Appropriate Risk-Adjusted Returns

Fund Dispositions

During 2015 and year-to-date 2016, the Company completed $435.1 million of dispositions across its Fund platform. Of this amount, $295.3 million was sold by Fund III, generating a blended 39.1% IRR and 2.60x multiple.

Subsequent to year end, Fund III completed the following $107.3 million transaction:

Cortlandt Town Center, Mohegan Lake, NY. In January 2016, Fund III completed the recapitalization of Cortlandt Town Center, a 641,000-square foot power center located in Westchester County, NY, with an institutional partner at a $165.0 million valuation, compared to an all-in cost basis of $94.7 million. Pursuant to a contract entered into in September 2015, Fund III sold a 65% interest in the property for $107.3 million. In January 2009, Fund III acquired the property for $78.0 million. At the time, the property was 84% occupied, due to the bankruptcies of junior-anchors Linens ‘n Things and Levitz Furniture. During its 7.0-year hold period, Fund III successfully increased the property’s occupancy to 97%. Fund III is also developing a 150,000-170,000 square foot shopping center directly across the street. Fund III’s sale of a 65% interest in Cortlandt Town Center generated a 44.6% IRR and 3.61x multiple on a 65% share of its total equity investment in that property. To date, Fund III has returned 129% of invested capital, before payment of promote.

Fund III Promote

The recapitalization of Cortlandt Town Center generated approximately $4.0 million (approximately $0.05 per share) of net promote income for the Company during first quarter 2016.

Fund Acquisitions - Closed

During 2015 and year-to-date 2016, the Company, on behalf of Fund IV, completed $173.9 million of opportunistic and value-add acquisitions. Of this amount, $89.9 million was completed during and subsequent to fourth quarter 2015, as discussed below:

900 W Randolph St, West Loop, Chicago, IL. In February 2016, Fund IV made a $14.0 million preferred equity investment in a portfolio of ten buildings located on the 900 block of W Randolph St in Chicago’s thriving Fulton Market district. The portfolio was acquired by Tucker Development, who plans to rehabilitate the historic properties to create an approximately 90,000-square foot commercial destination with shopping, dining, and office uses. This redevelopment will contribute to the continued reimagining of this emerging innovation district, which is already known for its award-winning restaurants, art galleries, residential lofts, and creative office space.

Restaurants at Fort Point, Seaport District, Boston, MA. In January 2016, Fund IV acquired a retail condominium containing 15,700 square feet of restaurant, café, and bar spaces, located in Boston’s vibrant, live-work-play Seaport district, for $11.5 million. The Seaport retail market is experiencing robust rent growth, and, as the existing below-market leases at the property expire, Fund IV will have an opportunity to unlock significant embedded value.

146 Geary St, Union Square, San Francisco, CA. As previously announced, in November 2015, Fund IV, in partnership with City Center Realty Partners, LLC (“CCRP”), acquired a 12,400-square foot, four-story building, located in San Francisco’s dynamic Union Square shopping district, for $38.0 million. 146 Geary St has frontage on both Geary St and Maiden Ln and is situated a few steps east of Union Square plaza. This flagship property is located on a block with a concentration of luxury fashion retailers - including Chanel, Jimmy Choo, Saint Laurent, Bottega Veneta, and Valentino - and is directly across the street from Neiman Marcus. During 2017, the Fund IV-CCRP joint venture intends to redevelop the property, which has been occupied by Britex Fabrics since 1952.

Fillmore-Union Collection, San Francisco, CA. As previously announced, during and subsequent to fourth quarter 2015, Fund IV, in partnership with Prado Group (“Prado”), acquired four street-retail properties - located at 2207-2211 Fillmore St, 2208-2216 Fillmore St, 1861-1863 Union St, and 1964-1966 Union St in San Francisco - for $17.2 million. Fillmore St and Union St are authentic shopping and dining corridors, nestled within San Francisco’s affluent Pacific Heights and Cow Hollow neighborhoods. The corridors’ highly-valued, unique local character is the result of an eclectic mix of trendy boutiques and restaurants, including local favorites, such as Elizabeth Charles, SPQR, Ambiance, and Belga, and national retailers, such as Rag & Bone, Ralph Lauren, lululemon athletica, and Nike. Tenants within the Fund IV-Prado joint venture’s four-property portfolio include Eileen Fisher, award-winning local restaurant La Méditerranée, and L’Occitane.

650 Bald Hill Rd, Warwick, RI. As previously announced, in October 2015, Fund IV, in partnership with MCB Real Estate, acquired a retail condominium with roughly 160,000 square feet of leasable space at the site of a former enclosed mall in Warwick, RI for $9.2 million. Including acquisition costs, the projected redevelopment budget is $30.5 million. The property is shadow anchored by Walmart, Kohl’s and Sears. The property was vacant at acquisition, and the joint venture plans to reconfigure the space to accommodate anchor and junior-anchor tenancy. The joint venture has already executed a 15-year lease with Burlington Coat Factory for roughly one-third of the total space.

Balance Sheet

•	Maintained Conservative Leverage Levels By Matchfunding Acquisitions

•	During 2015 And Year-To-Date 2016, Remained Disciplined Issuers of Equity

The Company fueled its current and future acquisition activities - and maintained its conservative leverage levels - by sourcing $69.7 million of net proceeds during and subsequent to fourth quarter 2015 through (i) OP units issued in connection with the acquisition of Gotham Plaza ($28.3 million) and (ii) its at-the-market (“ATM”) facility ($41.4 million). The aggregate new capital was raised at an average gross price of $32.38 per unit/share ($32.14 per unit/share net of related costs).

For the full year 2015 and year-to-date 2016, the Company sourced $96.9 million of net proceeds. The aggregate new capital was raised at an average gross price of $32.85 per unit/share ($32.56 per unit/share net of related costs).

By effectively matchfunding this core activity, the Company has further strengthened its already-solid, low-leveraged balance sheet. At the beginning of 2015, the Company’s debt to EBITDA ratio for the Core Portfolio only was 5.0x. As of year-end 2015, this ratio was reduced to 4.3x. Including its pro-rata share of fund debt, the Company’s debt to EBITDA ratio decreased from 5.9x to 5.5x over the same period.

2016 Guidance

The Company forecasts that its 2016 annual FFO will range from $1.52 to $1.60 per share, and 2016 EPS will range from $0.99 to $1.07. These forecasts, and the comparable 2015 FFO, both presented below, are before any acquisition-related costs:

	2016	2016	2015
Dollars in millions, except per share amounts	Low	High	Actual
Core and pro-rata share of Funds’ portfolio income	$120.5	$124.5	$110.5
Asset and property management fee income, net of taxes	11.0	13.0	13.1
Transactional fee income, net of taxes	7.0	8.0	8.6
Other Fund-related income, net of taxes	9.0	11.0	11.0
General and administrative expenses	(31.0)	(30.5)	(29.4)
FFO attributable to Common Shareholders and Common OP Unit holders	$116.5	$126.0	$113.8
FFO per Common Share and Common OP Unit	$1.52	$1.60	$1.56

The following is a reconciliation of the calculation of forecasted earnings per diluted share and FFO per diluted share:

Guidance Range for 2016	Low	High
Earnings per share	$0.99	$1.07
Depreciation of real estate and amortization of leasing costs
(net of noncontrolling interests’ share)	0.76	0.79
Gain on disposition of properties	(0.22)	(0.24)
Noncontrolling interest in Operating Partnership	(0.01)	(0.02)
FFO per Common Share and Common OP Unit	$1.52	$1.60

Key drivers of 2016 earnings growth include forecasted new Core Portfolio and Fund acquisitions and income generated from the monetization of Fund assets. In addition, for the full year 2016, the Company is assuming an increase in Core Portfolio same-property NOI of 3.0% to 4.0%, which assumes portfolio occupancy generally consistent with 2015 and no contribution from redevelopment activities. Management will discuss its 2016 earnings guidance and related assumptions in further detail on its scheduled year-end investor conference call.

Conference Call

Management will conduct a conference call on Wednesday, February 10, 2016 at 12:00 PM ET to review the Company’s earnings and operating results. Dial-in and webcast information is listed below.

Live Conference Call:
Date:    Wednesday, February 10, 2016
Time:    12:00 PM ET
Dial#:    877-791-3298
Passcode:    “Acadia Realty” or “10658931”
Webcast (Listen-only):    www.acadiarealty.com under Investors, Presentations & Events

Phone Replay:
Dial#:    855-859-2056
Passcode:    “10658931#”
Available Through:    Wednesday, February 17, 2016

Webcast Replay:    www.acadiarealty.com under Investors, Presentations & Events

About Acadia Realty Trust

Acadia Realty Trust is an equity real estate investment trust focused on delivering long-term, profitable growth via its dual - core and fund - operating platforms and its disciplined, location-driven investment strategy. Acadia Realty Trust is accomplishing this goal by building a best-in-class core real estate portfolio with meaningful concentrations of assets in the nation’s most dynamic urban and street-retail corridors; making profitable opportunistic and value-add investments through its series of discretionary, institutional funds; and maintaining a strong balance sheet. For further information, please visit www.acadiarealty.com.

Safe Harbor Statement

Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding Acadia’s future financial results and its ability to capitalize on potential investment opportunities. Factors that could cause the Company’s forward-looking statements to differ from its future results include, but are not limited to, those discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent annual report on Form 10-K filed with the SEC on February 20, 2015 (“Form 10-K”) and other periodic reports filed with the SEC, including risks related to: (i) the current global financial environment and its effect on retail tenants; (ii) the Company’s reliance on revenues derived from major tenants; (iii) the Company’s limited control over joint venture investments; (iv) the Company’s partnership structure; (v) real estate and the geographic concentration of the Company’s properties; (vi) market interest rates; (vii) leverage; (viii) liability for environmental matters; (ix) the Company’s growth strategy; (x) the Company’s status as a REIT; (xi) uninsured losses and (xii) the loss of key executives. Copies of the Form 10-K and the other periodic reports Acadia files with the SEC are available on the Company’s website at www.acadiarealty.com. Any forward-looking statements in this press release speak only as of the date hereof. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia’s expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.

ACADIA REALTY TRUST AND SUBSIDIARIES

Consolidated Statements of Operations1
(dollars and Common Shares in thousands, except per share data)

	For the Quarters ended December 31,		For the Years ended December 31,
Revenues	2015	2014	2015	2014

Rental income	$ 39,939	$ 38,586	$ 158,632	$ 145,103
Interest income	3,482	3,388	16,603	12,607
Expense reimbursements	10,395	8,634	36,306	32,642
Other property income	909	401	2,940	1,637
Other income	43	147	2,781	3,023
Total revenues	54,768	51,156	217,262	195,012
Operating expenses
Property operating	8,192	6,802	28,423	24,833
Other operating	1,560	593	4,675	3,776
Real estate taxes	6,520	6,157	25,384	23,062
General and administrative	7,228	6,535	30,368	27,433
Depreciation and amortization	15,729	13,590	60,751	49,645
Impairment of asset	—	—	5,000	—
Total operating expenses	39,229	33,677	154,601	128,749

Operating income	15,539	17,479	62,661	66,263

Equity in earnings of unconsolidated affiliates	1,093	1,341	13,287	8,723
Gain on disposition of properties of unconsolidated affiliates	—	—	24,043	102,855
Loss on debt extinguishment	(1)	(66)	(135)	(335)
Gain on disposition of properties	—	—	89,063	13,138
Interest expense and other finance costs	(9,032)	(8,764)	(37,162)	(39,091)
Income from continuing operations before income taxes	7,599	9,990	151,757	151,553
Income tax (provision) benefit	272	(561)	(1,787)	(629)
Income from continuing operations	7,871	9,429	149,970	150,924

ACADIA REALTY TRUST AND SUBSIDIARIES

Consolidated Statements of Operations, Continued1
(dollars and Common Shares in thousands, except per share data)

	For the Quarters ended December 31,		For the Years ended December 31,
	2015	2014	2015	2014

Gain on disposition of property	—	662	—	1,222
Income from discontinued operations	—	662	—	1,222
Net income	7,871	10,091	149,970	152,146
(Income) loss attributable to noncontrolling interests:
Continuing operations	1,019	(88)	(84,262)	(80,059)
Discontinued operations	—	(562)	—	(1,023)
Net (income) loss attributable to noncontrolling interests	1,019	(650)	(84,262)	(81,082)
Net income attributable to Common Shareholders	$ 8,890	$ 9,441	$ 65,708	$ 71,064

Income from continuing operations attributable to
Common Shareholders	$ 8,890	$ 9,341	$ 65,708	$ 70,865
Income from discontinued operations
attributable to Common Shareholders	—	100	—	199
Net income attributable to Common Shareholders	8,890	9,441	65,708	71,064

Less: Net Income attributable to participating securities	(120)	(115)	(931)	(1,156)
Net Income attributable to Common Shareholders - basic	$ 8,770	$ 9,326	$ 64,777	$ 69,908
Weighted average shares for diluted earnings per share	69,330	63,885	68,870	59,426
Net Earnings per share - basic and diluted	$ 0.13	$ 0.15	$ 0.94	$ 1.18

ACADIA REALTY TRUST AND SUBSIDIARIES

Reconciliation of Net Income to Funds From Operations1,3
(dollars and Common Shares in thousands, except per share data)

	For the Quarters ended December 31,		For the Years ended December 31,
	2015	2014	2015	2014

Net income attributable to Common Shareholders	$ 8,890	$ 9,441	$ 65,708	$ 71,064

Depreciation of real estate and amortization of leasing costs
(net of noncontrolling interests' share):	14,463	10,414	52,013	38,020
Impairment of asset (net of noncontrolling interests’ share):	—	—	1,111	—
Loss (gain) on disposition (net of noncontrolling interests’ share):	1,496	(258)	(11,114)	(33,438)
Income attributable to noncontrolling interests’ in
Operating Partnership	516	550	3,811	3,203
Distributions - Preferred OP Units	13	14	31	33
Funds from operations attributable to Common Shareholders and
Common OP Unit holders	$ 25,378	$ 20,161	$ 111,560	$ 78,882
Funds from operations per share - Diluted
Weighted average Common Shares and OP Units[4]	73,521	67,836	73,067	62,420
Funds from operations, per Common Share and Common OP Unit	$ 0.35	$ 0.30	$ 1.53	$ 1.26

ACADIA REALTY TRUST AND SUBSIDIARIES

Reconciliation of Operating Income to Net Property Operating Income (“NOI”)1
(dollars in thousands)

	For the Quarters ended December 31,		For the Years ended December 31,
	2015	2014	2015	2014

Operating income	$ 15,539	$ 17,479	$ 62,661	$ 66,263

Add back:
General and administrative	7,228	6,535	30,368	27,433
Depreciation and amortization	15,729	13,590	60,751	49,645
Impairment of asset	—	—	5,000	—
Less:
Interest income	(3,482)	(3,388)	(16,603)	(12,607)
Above/below market rent, straight-line rent and other adjustments	(1,604)	(2,536)	(9,788)	(8,626)

Consolidated NOI	33,410	31,680	132,389	122,108

Noncontrolling interest in NOI	(8,211)	(10,025)	(34,675)	(38,862)
Pro-rata share of NOI	25,199	21,655	97,714	83,246
Operating Partnerships’ interest in Opportunity Funds	(1,444)	(1,678)	(5,767)	(6,280)
Operating Partnerships’ share of unconsolidated joint ventures[1]	2,613	1,680	10,382	4,366
NOI - Core Portfolio	$ 26,368	$ 21,657	$ 102,329	$ 81,332

Note:
[1]Does not include share of unconsolidated joint ventures within Opportunity Funds

ACADIA REALTY TRUST AND SUBSIDIARIES

Consolidated Balance Sheets1
(dollars in thousands)

	As of
	December 31, 2015	December 31, 2014
ASSETS
Operating real estate
Land	$ 514,120	$ 424,661
Buildings and improvements	1,593,350	1,329,080
Construction in progress	19,239	7,464
	2,126,709	1,761,205
Less: accumulated depreciation	298,703	256,015
Net operating real estate	1,828,006	1,505,190
Real estate under development	609,574	447,390
Notes receivable and preferred equity investments, net	147,188	102,286
Investments in and advances to unconsolidated affiliates	173,277	184,352
Cash and cash equivalents	72,776	217,580
Cash in escrow	26,444	20,358
Restricted cash	10,840	30,604
Rents receivable, net	40,425	36,962
Deferred charges, net	22,568	18,800
Acquired lease intangibles, net	52,593	44,618
Prepaid expenses and other assets	48,628	56,508
Assets of properties held for sale	—	56,073
Total assets	$ 3,032,319	$ 2,720,721

LIABILITIES
Mortgage and other notes payable, net	$ 1,050,051	$ 991,502
Unsecured notes payable, net	308,555	127,100
Distributions in excess of income from, and investments in, unconsolidated affiliates	13,244	12,564
Accounts payable and accrued expenses	38,754	34,026
Dividends and distributions payable	37,552	39,339
Acquired lease intangibles, net	31,809	29,585
Other liabilities	31,000	25,148
Liabilities of properties held for sale	—	25,500
Total liabilities	1,510,965	1,284,764

EQUITY
Shareholders’ Equity
Common shares, $.001 par value, authorized 100,000,000 shares; issued and outstanding 70,258,415 and 68,109,287 shares, respectively	70	68
Additional paid-in capital	1,092,239	1,027,861
Accumulated other comprehensive loss	(4,463)	(4,005)
Retained earnings	12,642	31,617
Total shareholders’ equity	1,100,488	1,055,541
Noncontrolling interests	420,866	380,416
Total equity	1,521,354	1,435,957
Total liabilities and equity	$ 3,032,319	$ 2,720,721

ACADIA REALTY TRUST AND SUBSIDIARIES

(dollars and Common Shares in thousands, except per share data)

Notes to Financial Highlights:

1 For additional information and analysis concerning the Company’s results of operations, reference is made to the Company’s Quarterly Supplemental Disclosure furnished on Form 8-K to the SEC and included on the Company’s website at www.acadiarealty.com.

2 Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue Common Shares were exercised or converted into Common Shares. The effect of the conversion of Common OP Units is not reflected in the above table as they are exchangeable for Common Shares on a one-for-one basis. The income allocable to such units is allocated on the same basis and reflected as noncontrolling interests in the consolidated financial statements. As such, the assumed conversion of these units would have no net impact on the determination of diluted earnings per share.

3 The Company considers funds from operations (“FFO”) as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and net property operating income (“NOI”) to be appropriate supplemental disclosures of operating performance for an equity REIT due to their widespread acceptance and use within the REIT and analyst communities. FFO and NOI are presented to assist investors in analyzing the performance of the Company. They are helpful as they exclude various items included in net income that are not indicative of the operating performance, such as gains (losses) from sales of depreciated property, depreciation and amortization, and impairment of depreciable real estate. In addition, NOI excludes interest expense. The Company’s method of calculating FFO and NOI may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent cash generated from operations as defined by generally accepted accounting principles (“GAAP”) and is not indicative of cash available to fund all cash needs, including distributions. It should not be considered as an alternative to net income for the purpose of evaluating the Company’s performance or to cash flows as a measure of liquidity. Consistent with the NAREIT definition, the Company defines FFO as net income (computed in accordance with GAAP), excluding gains (losses) from sales of depreciated property, plus depreciation and amortization, impairment of depreciable real estate, and after adjustments for unconsolidated partnerships and joint ventures.

4 In addition to the weighted average Common Shares outstanding, basic and diluted FFO also assume full conversion of a weighted average 3,882 and 3,570 OP Units into Common Shares for the quarters ended December 31, 2015 and 2014, respectively and 3,895 and 2,684 OP Units into Common Shares for the years ended December 31, 2015 and 2014, respectively. Diluted FFO also includes the assumed conversion of Preferred OP Units into 25 Common Shares for each of the quarters and years ended December 31, 2015 and 2014. In addition, diluted FFO also includes the effect of 286 and 376 employee share options, restricted share units and LTIP units for the quarters ended December 31, 2015 and 2014, respectively and 297 and 309 employee share options, restricted share units and LTIP units for the years ended December 31, 2015 and 2014, respectively.